Exhibit 99.1

	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW
FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE:

MAY 2, 2011

HEADWATERS INCORPORATED ANNOUNCES NON-

ROUTINE CHARGE RELATING TO ITS COAL CLEANING

BUSINESS

SOUTH JORDAN, UTAH, MAY 2, 2011 (NYSE: HW) – HEADWATERS INCORPORATED, today announced a non-cash impairment adjustment under generally accepted accounting principles (“GAAP”) related to certain of its coal cleaning assets.

Headwaters Energy Services adds value to coal by upgrading waste coal into a marketable product. For the six months ended March 31, 2011, the coal cleaning business generated revenue of $30.4 million compared to 2010 revenue of $21.2 million, an increase of over 40%. Adjusted EBITDA improved from a negative ($3.3) million to a positive $1.9 million for the same period.

“We continue to improve performance at our coal cleaning operations,” said Bill Gehrmann, President of Headwaters Resources. “For the second half of the year we are anticipating increased volume and higher prices, so we look forward to better performance over last year.”

Although overall performance of the coal cleaning business has recently improved, a number of the coal cleaning facilities are currently performing below name plate capacity (including three facilities which are idled) due to feedstock and/or contract issues. GAAP requires that long-lived assets be evaluated for potential impairment. In regard to several plants (including the idled facilities), Headwaters conducted an assessment involving estimates of expected future cash flows, including assumptions of future production levels, future coal prices, required capital expenditures, the extent to which Section 45 tax credits will be earned and utilized in the future, the quantity and quality of available feedstock, and potential relocation of facilities, among other considerations.

Headwaters determined, applying the applicable GAAP standards, that an accounting impairment of the noted facilities existed. During the quarter ended March 31, 2011, a non-cash impairment charge of $37.0 million will be recorded, predominantly related to impairing the idled facilities.

Headwaters is actively marketing its coal cleaning facilities to various parties. Most potential buyers are strategic buyers interested in acquiring single plants. However, we are in active discussions with potential purchasers of all eleven coal cleaning facilities. Headwaters has estimated that the process of selling the eleven plants could take 18-24 months. Although we are evaluating potential offers that aggregate to more than $100 million, including future tax credits, it is not currently possible for the Company to predict the final proceeds or ultimate success of selling the plants.

In addition to the impairment of our coal cleaning assets, Headwaters will include in the March quarter $68.9 million in interest related costs associated with refinancing its senior debt. Benefits from the refinancing include extending maturities of senior secured notes from 2014 to 2019, and increasing annual free cash flow and lowering interest expense by $6.8 million and $8.3 million, respectively. Headwaters will also report $15.0 million of costs related to the Boynton litigation, and $6.2 million, of which $1.6 million is cash related, in restructuring costs. These restructuring activities are expected to improve operating income by approximately $5.0 million annually.

“We have previously noted that 25%-30% of Headwaters’ annual Adjusted EBITDA is generated in the first half of the fiscal year. Based on our 2011 guidance of $85 to $100 million, Adjusted EBITDA would be in the range of $21 to $30 million for the first half of the year. During the second quarter we experienced more seasonality than usual due to weather conditions and higher raw material costs. Based on these factors we expect Adjusted EBITDA for the first half of the year to be at the low end of our guidance range,” said Don P. Newman, Headwaters’ Chief Financial Officer.

About Headwaters Incorporated

Headwaters Incorporated is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries. Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.

Forward Looking Statements.

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2010, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.